Exhibit 99.1

HANMI FINANCIAL CORPORATION REPORTS RECORD
NET INCOME OF $13.3 MILLION FOR FIRST QUARTER OF 2005;
EARNINGS PER SHARE INCREASE 23% TO $0.27

     LOS ANGELES – April 21, 2005 – Hanmi Financial Corporation (NASDAQ:HAFC), the holding company for Hanmi Bank, reported that for the three months ended March 31, 2005, it earned record net income of $13.3 million, an increase of 108.8 percent over net income of $6.4 million in the comparable period a year ago. Earnings per share were $0.27 (diluted), an increase of 22.7 percent compared to $0.22 (diluted) for the same period in 2004. Earnings per share for 2004 have been restated to reflect a 100 percent stock dividend in January 2005.

     “Again we are pleased to report record quarterly net income,” said Sung Won Sohn, Ph.D., Hanmi’s President and Chief Executive Officer. “At $13.3 million, net income was the highest in Hanmi’s history and reflects in part the completion of post-merger staffing reductions and the achievement of substantial operating efficiencies that were anticipated at the time of our acquisition of Pacific Union Bank in April 2004.”

     “At quarter-end total assets were essentially unchanged at $3.14 billion as compared to December 31, 2004, reflecting the continued repositioning of the loan portfolio and modest growth in deposits,” continued Dr. Sohn. “Disciplined pricing on loans and deposits and a focus on credit quality contributed to an increase of 19 basis points in net interest margin, to 4.70 percent from 4.51 percent in the fourth quarter of 2004. Current expectations are that we will see further growth in deposits and a resumption of growth in the loan portfolio during the second quarter of 2005.”

FIRST-QUARTER HIGHLIGHTS

•	On January 3, 2005, Dr. Sung Won Sohn officially joined the Company as President and Chief Executive Officer.

•	First-quarter 2005 pre-tax income increased 107.1 percent to $21.7 million, compared to $10.5 million during the same quarter in 2004.

•	First-quarter 2005 net interest income before provision for credit losses increased 88.4 percent to $31.7 million from $16.8 million during the same quarter in 2004.

•	Return on average assets for the first quarter of 2005 was 1.74 percent, compared to 1.50 percent for the fourth quarter of 2004 and 1.44 percent for the same quarter in 2004.

•	Return on average equity for the first quarter of 2005 was 13.32 percent, compared to 11.80 percent for the fourth quarter of 2004 and 17.99 percent for the same quarter in 2004.

•	Net interest margin for the first quarter of 2005 increased to 4.70 percent from 4.51 percent for the fourth quarter of 2004 and 4.02 percent for the same quarter last year.

•	Total assets increased to $3.14 billion at March 31, 2005 from $3.10 billion at December 31, 2004 and $1.76 billion at March 31, 2004.

•	The loan portfolio decreased by $4.8 million, or 0.2 percent, during the first quarter of 2005 to $2.23 billion from $2.24 billion at December 31, 2004, and increased by $947.0 million, or 73.8 percent, from $1.28 billion at March 31, 2004.

•	Deposits grew by $16.1 million, or 0.6 percent, during the first quarter of 2005 to $2.55 billion from $2.53 billion at December 31, 2004, and grew by $1.07 billion, or 72.3 percent, from $1.48 billion at March 31, 2004.

•	The efficiency ratio for the first quarter of 2005 improved to 44.38 percent compared to 49.51 percent for the fourth quarter of 2004 and 47.69 percent for the same quarter in 2004.

NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES

     Net interest income before provision for credit losses was $31.7 million for the first quarter of 2005, an increase of $14.9 million, or 88.4 percent, compared to $16.8 million for the same quarter in 2004. The increase in net interest income was primarily due to an increase in average interest-earning assets and two 25-basis point increases during the first quarter in Hanmi Bank’s prime rate. The net interest margin was 4.70 percent for the first quarter of 2005, compared to 4.02 percent for the same quarter in 2004.

     Average interest-earning assets for the first quarter of 2005 increased by $6.3 million, or 0.2 percent, over the fourth quarter of 2004 and provided an additional $1.4 million of interest income compared with the fourth quarter of 2004. The majority of this growth was funded by a $56.3 million, or 2.3 percent, increase in average deposits. Average interest-earning assets for the first quarter of 2005 increased by $1.05 billion, or 62.5 percent, over the first quarter of 2004 and provided an additional $21.1 million of interest income compared with the first quarter of 2004. The majority of this growth was funded by a $1.06 billion, or 72.9 percent, increase in average deposits.

PROVISION FOR CREDIT LOSSES

     The provision for credit losses represents the charge against current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain an allowance that is sufficient to absorb probable loan losses inherent in the Company’s loan portfolio. The provision for credit losses was $136,000 in the first quarter of 2005, compared with $1.2 million in the fourth quarter of 2004 and $0.9 million in the same quarter last year. The decrease in the provision for credit losses in the first quarter of 2005 resulted primarily from the low net charge-offs experienced in the first quarter of 2005, which caused historical loss percentages to decrease. As of March 31, 2005, total net charge-offs were $81,000, compared to $605,000 total net charge-offs in the fourth quarter of 2004. As of March 31, 2005, non-performing loans as a percentage of the total loan portfolio and as a percentage of the allowance for loan losses were 0.31 percent and 30.49 percent, respectively.

NON-INTEREST INCOME

     Non-interest income increased by $2.6 million, or 53.1 percent, to $7.5 million in the first quarter of 2005, compared with $4.9 million for the same quarter in 2004. The increase was mainly due to an increase of $1.1 million, or 39.9 percent, in service charges on deposit accounts, which was substantially attributable to the merger with PUB. There were also increases in other fee-related accounts, primarily due to the merger with PUB.

     Non-interest income decreased by $0.8 million, or 10.1 percent, to $7.5 million in the first quarter of 2005, compared with $8.4 million for the fourth quarter of 2004. Gain on sales of loans decreased $1.0 million, or 77.1 percent, as the Bank retained a larger portion of Small Business Administration (“SBA”) loan production in portfolio.

NON-INTEREST EXPENSES

     Non-interest expenses increased by $7.0 million, or 67.9 percent, to $17.4 million in the first quarter of 2005, compared with $10.4 million for the same quarter in 2004. Salaries and employee benefits increased 62.2 percent to $9.2 million, compared with $5.7 million for the same quarter in 2004, and occupancy and equipment expense increased 61.1 percent to $2.2 million, compared with $1.4 million for the same quarter in 2004, mainly due to the effect of the merger with PUB.

     Non-interest expenses decreased by $2.0 million, or 10.5 percent, to $17.4 million in the first quarter of 2005, compared with $19.5 million for the fourth quarter of 2004. Salaries and employee benefits decreased 12.4 percent to $9.2 million, compared with $10.5 million for the fourth quarter of 2004, and advertising and promotional expense decreased 26.8 percent to $694,000, compared with $948,000 for the fourth quarter of 2004, mainly due to one-time expenditures in the fourth quarter of 2004.

     The efficiency ratio (non-interest expenses divided by the sum of net interest income before provision for credit losses and non-interest income) for the first quarter of 2005 improved to 44.38 percent, compared to 49.51 percent in the fourth quarter of 2004 and 47.69 percent for the same quarter in 2004.

     On January 22, 2005, the Company closed its Eleventh and Maple Street branch in Los Angeles, as planned, and completed its post-merger staff reduction program. As of March 31, 2005, the Company’s full-time equivalent number of employees was 514.

INCOME TAXES

     The provision for income taxes was $8.3 million at a 38.5 percent effective tax rate for the first quarter of 2005, compared to $7.0 million at a 37.4 percent effective tax rate for fourth quarter of 2004 and $4.1 million at a 39.0 percent effective tax rate for the same quarter in 2004.

FINANCIAL POSITION

     Total assets of $3.14 billion at March 31, 2005 were comparable to the December 31, 2004 balance and an increase of $1.38 billion over the pre-merger March 31, 2004 balance of $1.76 billion.

     At March 31, 2005, net loans totaled $2.23 billion, a decrease of $4.8 million, or 0.2 percent, from $2.24 billion at December 31, 2004. The slight decrease in net loans was primarily attributed to the continued repositioning of the loan portfolio and disciplined loan pricing. Real estate loans decreased by $32.3 million to $924.5 million at March 31, 2005, compared to $956.8 million at December 31, 2004. Commercial loans grew by $30.0 million to $1.25 billion at March 31, 2005, compared to $1.22 billion at December 31, 2004.

     The growth in total assets was funded by increases in customer deposits of $16.1 million, up 0.6 percent to $2.55 billion. These rising balances were led by increases in non-interest-bearing accounts of $40.3 million, up 5.5 percent to $769.9 million, and time deposits of $30.2 million, up 2.9 percent to $1.06 billion, partially offset by decreases in money market checking accounts of $47.1 million, down 7.7 percent to $566.5 million, and savings accounts of $7.3 million, down 4.7 percent to $146.6 million.

     The Company’s borrowings mostly take the form of advances from the Federal Home Loan Bank of San Francisco (“FHLB”). Advances from the FHLB were $66.3 million at March 31, 2005, compared to $66.4 million at December 31, 2004.

ASSET QUALITY

     Total non-performing assets, including accruing loans due 90 days or more, non-accrual loans and other real estate owned (“OREO”) assets, increased by $0.9 million to $6.9 million at March 31, 2005 from $6.0 million at December 31, 2004. Non-performing loans as a percentage of gross loans increased to 0.31 percent at March 31, 2005 from 0.27 percent at December 31, 2004.

     At March 31, 2005, accruing loans 90 days or more past due were $500,000, up $292,000 from $208,000 at December 31, 2004. At March 31, 2005, non-accrual loans were $6.4 million, up $0.6 million from $5.8 million at December 31, 2004. There were no OREO assets at March 31, 2005 or December 31, 2004.

     At March 31, 2005, the allowance for loan losses was $22.6 million, and represented management’s best estimate of the amount needed to maintain an allowance that the Company believes should be sufficient to absorb probable loan losses inherent in its loan portfolio. In addition, the Company maintained a liability for off-balance sheet exposure totaling $1.9 million at March 31, 2005, compared to $1.8 million at December 31, 2004. The allowance for loan losses represented 1.00 percent of gross loans and 327.9 percent of non-performing loans at March 31, 2005. The comparable ratios were 1.00 percent of gross loans and 377.5 percent of non-performing loans at December 31, 2004.

ABOUT HANMI FINANCIAL CORPORATION

     Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 22 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.

FORWARD-LOOKING STATEMENTS

     This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition for loans and deposits; fluctuations in interest rates; risks of natural disasters related to the Company’s real estate portfolio; risks associated with SBA loans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of the Company’s business; and changes in securities markets. In addition, Hanmi sets forth certain risks in its reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which could cause actual results to differ from those projected.

CONTACT

     Hanmi Financial Corporation

Michael J. Winiarski
Chief Financial Officer
(213) 368-3200

Stephanie Yoon
Investor Relations
(213) 427-5631

HANMI FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	March 31,	December 31,	$	%	March 31,	$	%
	2005	2004	Change	Change	2004	Change	Change
ASSETS
Cash and Cash Equivalents	$158,841	$127,164	$31,677	24.9%	$50,707	$108,134	213.3%
FRB and FHLB Stock	21,961	21,961	—	—	10,398	11,563	111.2%
Investment Securities	423,889	418,973	4,916	1.2%	362,446	61,443	17.0%
Loans:
Loans, Net of Unearned Income	2,252,659	2,257,544	(4,885)	(0.2)%	1,295,412	957,247	73.9%
Allowance for Loan and Lease Losses	(22,621)	(22,702)	81	(0.4)%	(12,396)	(10,225)	82.5%

Net Loans	2,230,038	2,234,842	(4,804)	(0.2)%	1,283,016	947,022	73.8%

Customers’ Liability on Acceptances	4,776	4,579	197	4.3%	6,281	(1,505)	(24.0)%
Premises and Equipment, Net	20,728	19,691	1,037	5.3%	8,126	12,602	155.1%
Accrued Interest Receivable	11,432	10,029	1,403	14.0%	6,590	4,842	73.5%
Deferred Income Taxes	7,273	5,009	2,264	45.2%	5,130	2,143	41.8%
Servicing Asset	3,694	3,846	(152)	(4.0)%	2,336	1,358	58.1%
Goodwill	209,702	209,643	59	0.0%	1,830	207,872	11,359.1%
Core Deposit Intangible	10,744	11,476	(732)	(6.4)%	182	10,562	5,803.3%
Bank-Owned Life Insurance	22,073	21,868	205	0.9%	11,251	10,822	96.2%
Other Assets	14,208	15,107	(899)	(6.0)%	13,897	311	2.2%

Total Assets	$3,139,359	$3,104,188	$35,171	1.1%	$1,762,190	$1,377,169	78.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-Interest-Bearing	$769,852	$729,583	$40,269	5.5%	$487,728	$282,124	57.8%
Interest-Bearing	1,775,046	1,799,224	(24,178)	(1.3)%	989,238	785,808	79.4%

Total Deposits	2,544,898	2,528,807	16,091	0.6%	1,476,966	1,067,932	72.3%
Accrued Interest Payable	6,638	7,100	(462)	(6.5)%	2,841	3,797	133.7%
Acceptances Outstanding	4,776	4,579	197	4.3%	6,281	(1,505)	(24.0)%
Other Borrowed Funds	67,111	69,293	(2,182)	(3.1)%	118,360	(51,249)	(43.3)%
Junior Subordinated Debentures	82,406	82,406	—	—	—	82,406	—
Other Liabilities	25,080	12,093	12,987	107.4%	9,229	15,851	171.8%

Total Liabilities	2,730,909	2,704,278	26,631	1.0%	1,613,677	1,117,232	69.2%
Shareholders’ Equity	408,450	399,910	8,540	2.1%	148,513	259,937	175.0%

Total Liabilities and Shareholders’ Equity	$3,139,359	$3,104,188	$35,171	1.1%	$1,762,190	$1,377,169	78.2%

HANMI FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)

	For the Three Months Ended
	Mar. 31,	Dec. 31,	$	%	Mar. 31,	$	%
	2005	2004	Change	Change	2004	Change	Change
Interest Income	$43,058	$41,620	$1,438	3.5%	$21,998	$21,060	95.7%
Interest Expense	11,347	10,687	660	6.2%	5,170	6,177	119.5%

Net Interest Income Before Provision for Credit Losses	31,711	30,933	778	2.5%	16,828	14,883	88.4%
Provision for Credit Losses	136	1,157	(1,021)	(88.2)%	900	(764)	(84.9)%

Net Interest Income After Provision for Credit Losses	31,575	29,776	1,799	6.0%	15,928	15,647	98.2%

Non-Interest Income:
Service Charges on Deposit Accounts	3,730	4,053	(323)	(8.0)%	2,667	1,063	39.9%
Trade Finance Fees	945	956	(11)	(1.2)%	805	140	17.4%
Remittance Fees	468	504	(36)	(7.1)%	257	211	82.1%
Other Service Charges and Fees	730	481	249	51.8%	261	469	179.7%
Bank-Owned Life Insurance Income	205	218	(13)	(6.0)%	114	91	79.8%
Increase in Fair Value of Derivatives	419	213	206	96.7%	80	339	423.8%
Other Income	621	576	45	7.8%	249	372	149.4%
Gain on Sales of Loans	308	1,343	(1,035)	(77.1)%	469	(161)	(34.3)%
Gain on Sales of Securities Available for Sale	82	10	72	720.0%	3	79	2,633.3%

Total Non-Interest Income	7,508	8,354	(846)	(10.1)%	4,905	2,603	53.1%

Non-Interest Expenses:
Salaries and Employee Benefits	9,167	10,461	(1,294)	(12.4)%	5,650	3,517	62.2%
Occupancy and Equipment	2,231	2,282	(51)	(2.2)%	1,385	846	61.1%
Data Processing	1,165	1,214	(49)	(4.0)%	820	345	42.1%
Supplies and Communications	579	474	105	22.2%	357	222	62.2%
Professional Fees	479	585	(106)	(18.1)%	270	209	77.4%
Advertising and Promotional Expense	694	948	(254)	(26.8)%	545	149	27.3%
Amortization of Core Deposit Intangible	732	687	45	6.6%	10	722	7,220.0%
Other Operating Expense	2,358	2,800	(442)	(15.8)%	1,327	1,031	77.7%

Total Non-Interest Expenses	17,405	19,451	(2,046)	(10.5)%	10,364	7,041	67.9%

Income Before Provision for Income Taxes	21,678	18,679	2,999	16.1%	10,469	11,209	107.1%
Provision for Income Taxes	8,346	6,979	1,367	19.6%	4,083	4,263	104.4%

NET INCOME	$13,332	$11,700	$1,632	13.9%	$6,386	$6,946	108.8%

Earnings Per Share:(1)
Basic	$0.27	$0.24	$0.03	12.5%	$0.23	$0.04	17.4%
Diluted	$0.27	$0.23	$0.04	17.4%	$0.22	$0.05	22.7%
Weighted-Average Shares Outstanding:(1)
Basic	49,460,375	49,170,938	289,437	0.6%	28,403,188	21,057,187	74.1%
Diluted	50,247,408	50,377,919	(130,511)	(0.3)%	28,972,426	21,274,982	73.4%
Shares Outstanding at Period-End(1)	49,621,677	49,330,704	290,973	0.6%	28,535,712	21,085,965	73.9%

(1)	Prior periods restated to reflect 100% stock dividend in January 2005.

HANMI FINANCIAL CORPORATION AND SUBSIDIARY
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in Thousands)

	For the Three Months Ended
	March 31,	Dec. 31,	March 31,
	2005	2004	2004
AVERAGE BALANCES:
Average Net Loans	$2,239,174	$2,269,170	$1,276,077
Average Interest-Earning Assets	2,736,771	2,730,506	1,683,721
Average Assets	3,103,486	3,105,266	1,779,240
Average Deposits	2,519,229	2,462,909	1,456,814
Average Interest-Bearing Liabilities	1,926,399	1,950,290	1,155,664
Average Equity	406,067	394,488	142,773
PERFORMANCE RATIOS: (Annualized)
Return on Average Assets	1.74%	1.50%	1.44%
Return on Average Equity	13.32%	11.80%	17.99%
Efficiency Ratio	44.38%	49.51%	47.69%
Net Interest Margin	4.70%	4.51%	4.02%
ALLOWANCE FOR LOAN LOSSES:
Balance at the Beginning of Period	$22,702	$22,150	$13,349
Provision Charged to Operating Expense	—	1,157	900
Charge-Offs, Net of Recoveries	(81)	(605)	(1,853)

Balance at the End of Period	$22,621	$22,702	$12,396

Allowance for Loan Losses to Total Gross Loans	1.00%	1.00%	0.95%
Allowance for Loan Losses to Total Non-Performing Loans	327.9%	377.5%	238.0%
RESERVE FOR UNFUNDED LOAN COMMITMENTS:
Balance at the Beginning of Period	$1,800	$1,800	$1,385
Provision Charged to Operating Expense	136	—	—

Balance at the End of Period	$1,936	$1,800	$1,385

NON-PERFORMING ASSETS:
Non-Accrual Loans	$6,398	$5,806	$5,108
Loans 90 Days or More Past Due and Still Accruing	500	208	101

Total Non-Performing Assets	$6,898	$6,014	$5,209

Total Non-Performing Loans/Total Gross Loans	0.31%	0.27%	0.40%
Total Non-Performing Assets/Total Assets	0.22%	0.19%	0.30%
Total Non-Performing Assets/Allowance for Loan Losses	30.5%	26.5%	42.0%

HANMI FINANCIAL CORPORATION AND SUBSIDIARY
SELECTED FINANCIAL DATA (UNAUDITED) (Continued)
(Dollars in Thousands)

	As of	As of	As of
	March 31,	Dec. 31,	March 31,
	2005	2004	2004
LOAN PORTFOLIO:
Real Estate Loans	$924,517	$956,846	$492,674
Commercial and Industrial Loans	1,248,223	1,218,269	747,091
Consumer Loans	84,527	87,526	59,187

Total Gross Loans	2,257,267	2,262,641	1,298,952
Unearned Income on Loans, Net of Costs	(4,608)	(5,097)	(3,540)
Allowance for Loan Losses	(22,621)	(22,702)	(12,396)

Loans Receivable, Net	$2,230,038	$2,234,842	$1,283,016

LOAN MIX:
Real Estate Loans	40.96%	42.29%	37.93%
Commercial and Industrial Loans	55.30%	53.84%	57.51%
Consumer Loans	3.74%	3.87%	4.56%

Total Gross Loans	100.00%	100.00%	100.00%

DEPOSIT PORTFOLIO:
Demand — Non-Interest-Bearing	$769,852	$729,583	$487,728
Money Market	566,525	613,662	292,303
Savings	146,566	153,862	91,793
Time Deposits of $100,000 or More	832,928	756,580	386,803
Other Time Deposits	229,027	275,120	218,340

Total Deposits	$2,544,898	$2,528,807	$1,476,967

DEPOSIT MIX:
Demand — Non-Interest-Bearing	30.25%	28.85%	33.02%
Money Market	22.26%	24.27%	19.79%
Savings	5.76%	6.08%	6.21%
Time Deposits of $100,000 or More	32.73%	29.92%	26.19%
Other Time Deposits	9.00%	10.88%	14.79%

Total Deposits	100.00%	100.00%	100.00%